SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
   RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE
                                    13d-2(b)


                                 AMENDMENT NO. 1



                          THE NASDAQ STOCK MARKET, INC.
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                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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                         (Title of Class of Securities)


                                    631103108
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                                 (CUSIP Number)


                                  FEB. 14, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           [ ]          Rule 13d-1(b)

                           [ ]          Rule 13d-1(c)

                           [X]          Rule 13d-1(d)


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                                 SCHEDULE 13G/A
-------------------------------------         ----------------------------------
           CUSIP No. 631103108                          Page 2 of 8
-------------------------------------         ----------------------------------


--------------------------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Hellman & Friedman Capital Partners IV, L.P.

--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                    (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
     3              SEC USE ONLY

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     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                             California

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                      5     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------------------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                10,080,323


   BENEFICIALLY
                    ------------------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 0


     BY EACH
                    ------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               10,080,323


   PERSON WITH
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    10,080,323

--------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (See Instructions)                        [ ]

--------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    11.1%

--------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                    PN

--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A
-------------------------------------         ----------------------------------
           CUSIP No. 631103108                          Page 3 of 8
-------------------------------------         ----------------------------------


--------------------------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) H&F Executive Fund IV, L.P.

--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                    (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                             California

--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------------------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                224,095


   BENEFICIALLY
                    ------------------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 0


     BY EACH
                    ------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               224,095


   PERSON WITH
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    224,095
--------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (See Instructions)                        [ ]

--------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    0.2%

--------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                    PN

--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A
-------------------------------------         ----------------------------------
           CUSIP No. 631103108                          Page 4 of 8
-------------------------------------         ----------------------------------


--------------------------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) H&F International Partners IV-A, L.P.

--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                    (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                             California
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------------------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                1,654,721


   BENEFICIALLY
                    ------------------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 0


     BY EACH
                    ------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               1,654,721


   PERSON WITH
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    1,654,721

--------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (See Instructions)                        [ ]

--------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    1.8%

--------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                    PN

--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A
-------------------------------------         ----------------------------------
           CUSIP No. 631103108                          Page 5 of 8
-------------------------------------         ----------------------------------


--------------------------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) H&F International Partners IV-B, L.P.

--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                    (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                             California
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------------------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                545,861


   BENEFICIALLY
                    ------------------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 0


     BY EACH
                    ------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               545,861


   PERSON WITH
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    545,861

--------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (See Instructions)                        [ ]

--------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    0.6%

--------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                    PN

--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A
-------------------------------------         ----------------------------------
           CUSIP No. 631103108                          Page 6 of 8
-------------------------------------         ----------------------------------


--------------------------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) H&F Investors IV, LLC

--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                    (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                             California
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------------------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                12,505,000


   BENEFICIALLY
                    ------------------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 0


     BY EACH
                    ------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               12,505,000


   PERSON WITH
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    12,505,000

--------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (See Instructions)                        [ ]

--------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    13.8%

--------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                    OO

--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A
-------------------------------------         ----------------------------------
           CUSIP No. 631103108                          Page 7 of 8
-------------------------------------         ----------------------------------


The Schedule 13G, dated June 29, 2001, (the "Schedule 13G") originally filed on behalf of each of Hellman & Friedman Capital Partners IV, L.P., a California limited partnership, H&F Executive Fund IV, L.P., a California limited partnership, H&F International Partners IV-A, L.P., a California limited partnership, H&F International Partners IV-B, L.P., a California limited partnership (collectively, the "H&F Investors"), H&F Investors IV, LLC, a California limited liability corporation and F. Warren Hellman is hereby amended as set forth below:


ITEM 2(A): NAME OF FILING PERSON.

The Schedule 13G is hereby amended to eliminate F. Warren Hellman as a filing person.

ITEM 4:    OWNERSHIP.

           (a) Amount Beneficially Owned:

               See the responses to Item 9 on the attached Cover Pages. The amounts reported as beneficially owned by the H&F Investors have been amended to include 5,000 Shares receivable upon exercise of options held in the name of F. Warren Hellman for the benefit of the H&F Investors as follows: 4,104 Shares beneficially owned by Hellman & Friedman Capital Partners IV, L.P., 674 Shares beneficially owned by H&F International Partners IV-A, L.P. and 222 Shares beneficially owned by H&F International Partners IV-B, L.P.

           (b) Percent of Class:

               See the responses to Item 11 on the attached Cover Pages.

           (c) Number of shares as to which such persons have:

               (i)   Sole power to vote or to direct the vote:

                     See the responses to Item 5 on the attached Cover Pages.

               (ii)  Shared power to vote or to direct the vote:

                     See the responses to Item 6 on the attached Cover Pages.

               (iii) Sole power to dispose or to direct the disposition of:

                     See the responses to Item 7 on the attached Cover Pages.

               (iv)  Shared power to dispose or to direct the disposition of:

                     See the responses to Item 8 on the attached Cover Pages.

                                 SCHEDULE 13G/A
-------------------------------------         ----------------------------------
           CUSIP No. 631103108                          Page 8 of 8
-------------------------------------         ----------------------------------


                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2005



                                      H&F Investors IV, LLC

                                      By: /s/ Georgia Lee
                                         ----------------------------
                                      Name:   Georgia Lee
                                      Title:  Vice President